STIFEL FINANCIAL CORP.
Form 8-K Dated September 8, 2008
Exhibit 99.1: Press Release

[Stifel Financial Corp. logo] Stifel Financial News

One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000

 For further information contact:

            James M. Zemlyak, Chief Financial Officer

            (314) 342-2228 zemlyakj@stifel.com

For Immediate Release

SULLIVAN, HEAD OF FIXED INCOME AT
STIFEL NICOLAUS, TO REJOIN LEGG MASON

St. Louis, Missouri, September 8, 2008 - Stifel Financial Corp. (NYSE:SF) announced today that Joseph A. Sullivan, a Director of the firm and Head of Fixed Income Capital Markets for the company's principal subsidiary, Stifel, Nicolaus & Company, Incorporated, will resign these posts to become Chief Administrative Officer of Legg Mason, Inc.  Mr. Sullivan joined Stifel in December 2005 in connection with the company's acquisition of the Investment Banking, Research, Institutional Equity, and Fixed Income Capital Markets businesses of Legg Mason, Inc.

Ronald J. Kruszewski, Chairman and Chief Executive Officer of Stifel Financial Corp., said, "We very much appreciate Joe Sullivan's many contributions to Stifel during his tenure with us and wish him well in his new role.  He has taken the lead in building a strong Fixed Income Capital Markets platform for us, and we look forward to continuing to grow that business on the foundation he established.  Joe will remain with us for an interim period while we formalize transition arrangements."

"I am very excited about the opportunities before me at Legg Mason and am very proud of the accomplishments of Fixed Income Capital Markets at Stifel Nicolaus," said Sullivan.  "While it is difficult to leave Stifel, a firm with a great culture and a distinguished record of high performance, and the fine colleagues of mine, many with whom I have worked for more than 10 years, I do so with great confidence in the continued future growth and success of fixed income at Stifel and of the firm overall."

Stifel Financial Corp. operates 187 offices in 34 states and the District of Columbia through its principal subsidiary, Stifel, Nicolaus & Company, Incorporated, and 3 European offices through Stifel Nicolaus Limited.  Stifel Nicolaus provides securities brokerage, investment banking, trading, investment advisory, and related financial services, primarily, to individual investors, professional money managers, businesses, and municipalities.  Stifel Financial Corp. is listed on the New York Stock Exchange under the symbol "SF."  To learn more about Stifel, please visit the Company's web site at www.stifel.com.

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